Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-171197) and related Prospectus of Cardica, Inc. for the registration of common stock, warrants and units and to the incorporation by reference therein of our report dated September 24, 2010, with respect to the financial statements of Cardica, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
February 3, 2011